WINTRUST FINANCIAL CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
This Nonqualified Stock Option Agreement (the “Agreement”) is dated as of «Date» (the “Grant Date”), by and between Wintrust Financial Corporation, an Illinois corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”) and is governed by the terms of the Wintrust Financial Corporation Long-Term Incentive Program (the “Program”), which was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company under the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings specified in the Program or the Plan.
1.    Award.
(a)     Subject to the terms of this Agreement, the Program and the Plan, the Company hereby grants to the Participant an Option to purchase an aggregate of «Target_Time_Vested_Stock_Options_Units» shares of the Company’s common stock, no par value (the “Common Stock”), at an exercise price of $XXX per share (the “Exercise Price”). The number of shares of Common Stock and the Exercise Price shall be subject to adjustment as provided in the Plan. It is understood that this Agreement is subject to the terms of the Program and Plan, to which reference is hereby made for a more detailed description of the terms to which the Option is subject and by which reference the Program and Plan are incorporated herein. The Program and the Plan shall control in the event there is any conflict between the Plan or Program and this Agreement and on such matters as are not contained in this Agreement.
(b)    The Option shall be null and void unless the Participant shall accept this Agreement by executing it in the space provided below and returning such execution copy to the Company within ninety (90) days following the Participant’s receipt of this Agreement.
2.    Vesting and Exercise. (a) Subject to the terms of this Agreement, the Option shall vest and become exercisable as follows:
Date                            33.3%
Date                            33.3%
Date                            33.4%

(b) Unless otherwise permitted by the Committee under the terms of the Program or Plan, during the lifetime of the Participant, the Option may be exercised only by the Participant. Subject to the terms and conditions of this Agreement, the Option shall be exercisable by delivery of written notice of exercise accompanied by payment of the Exercise Price and any applicable tax withholding either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price and taxes payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Participant has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii). Any fraction of a share of Common Stock which would be required to pay such exercise price and tax withholding shall be disregarded and the remaining amount due shall be paid in cash by the Participant.
(c)    Upon (i) a Change of Control or (ii) the termination of the Participant’s employment by the Company without Cause or by the Participant due to a Constructive Termination within 18 months following the occurrence of a Change of Control, the Option shall be governed by the terms of Sections 12(a) and 12(b) of the Plan, as applicable.
(d)    Unless earlier terminated hereunder or under the Plan, the Option shall expire on the seventh anniversary of the Grant Date (the “Expiration Date”).
3.    Termination of Employment. The Option shall be vested and exercisable following a termination of the Participant’s employment according to the following terms and conditions:
(a)    Termination by Reason of Death or Permanent Disability. In the event the employment of the Participant is terminated by reason of the Participant’s death or Permanent Disability, then the Option shall be 100% vested upon the effective date of such termination of employment and the Option may thereafter be exercised by the Participant or the Participant’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of such termination of employment and (ii) the Expiration Date.
For purposes of this Agreement, “Permanent Disability” shall mean any mental or physical illness, disability or incapacity that renders the Participant unable to perform his/her duties where a) such Permanent Disability has been determined to exist by a physician selected by the Company or b) the Company has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. The Participant shall cooperate in all respects with the Company if a question arises as to whether he/she has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by the Company and authorizing such physician or other health care specialist to discuss the Participant’s condition with the Company).
(b)    Termination by Reason of Retirement. In the event the employment of the Participant is terminated by reason of Retirement, then the Option, to the extent vested on the date of such termination of employment, may thereafter be exercised by the Participant until and including the earlier to occur of (i) the date which is one year after the date of such termination of employment and (ii) the Expiration Date. The portion of the Option that was not vested immediately prior to such termination of employment shall terminate immediately upon such termination of employment.

For purposes of this Agreement, “Retirement” shall mean the termination of a Participant’s employment for any reason other than death, disability or termination for Cause if it occurs on or after age 65 or on or after age 55 and, as of the date of termination, the sum of the Participant’s attained age as of his/her most recent birthday and the full and completed years of service with the Company (including continuous years of service, if any, with a subsidiary as of the date such subsidiary was acquired by the Company) equals or exceeds 75.
(c)    Termination by the Company without Cause or Voluntary Termination by the Participant. In the event the employment of the Participant is terminated by reason of the Company’s termination of the Participant’s employment without Cause or the Participant’s voluntary termination of employment for any reason other than due to death, Permanent Disability or Retirement, then the Option, to the extent vested on the date of such termination of employment, may thereafter be exercised by the Participant until and including the earlier to occur of (i) the date which is 90 days after the date of such termination of employment and (ii) the Expiration Date. The portion of the Option that was not vested immediately prior to such termination of employment shall terminate immediately upon such termination of employment.
(d)    Termination by the Company for Cause. In the event the employment of the Participant is terminated by the Company for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.
(e)    Leave of Absence. During any paid or Company-approved unpaid leave of absence, the Option shall continue to vest during such leave of absence, provided that the Participant continues to remain an employee of the Company or one of its Affiliates.
4.    Non-Solicitation. The Participant understands and acknowledges that the Company and its Affiliates (collectively, “Wintrust”), has expended and continues to expend significant time and resources in recruiting, training and retaining Participant and its employees and in the development of valuable business relationships with its consultants and agents, the loss of which would cause significant and irreparable harm to Wintrust. During Participant’s employment with Wintrust and for twelve (12) months thereafter, Participant agrees and covenants not to directly or indirectly hire, solicit, induce or attempt to hire, solicit or induce any employee, consultant, or agent of Wintrust (i) to terminate such person’s employment or association with Wintrust or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate at any facility which is located within a ten mile radius of any principal office or branch office of Wintrust. This restriction shall not prohibit Participant from hiring a Wintrust employee, consultant or agent in response to a general solicitation to the public. The restrictive covenants in this Agreement are in addition to and do not supersede the restrictive covenants in any other agreement Participant may have with Wintrust.
5.    Remedies. Participant acknowledges that compliance with the terms of this Agreement is necessary to protect Wintrust’s employment and business relationships and Wintrust’s goodwill and that any breach by Participant of this Agreement shall cause continuing and irreparable injury to Wintrust for which money damages would not be an adequate remedy. Participant acknowledges that the Company and its Affiliates are all intended beneficiaries of this Agreement. Participant acknowledges that Wintrust shall be, in addition to any other rights or remedies it may have, entitled to injunctive relieve for any breach by Participant of any part of this Agreement. This Agreement shall not in any way limit the remedies available in law or equity to Wintrust.
6.    Transferability. The Option shall not be subject to execution, collateral assignment, attachment or similar process, unless otherwise permitted by the Committee under the terms of the Program or Plan. Any such attempted action or other disposition of the Option contrary to the provisions of the Program or Plan shall be null and void, and in such event the Company shall have the right to terminate the Option. Such termination shall not prejudice any rights or remedies which the Company or an Affiliate may have under this Agreement or otherwise.
7. Rights as a Shareholder. The Participant shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and the Participant becomes a shareholder of record with respect to such issued shares.
8.    Clawback Provision. Participant acknowledges that Participant has read the Company’s Clawback Policy. In consideration of the grant of the Option, the Participant agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Participant agrees that the Company shall have the right to require the Participant to repay the value of the Option as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder). This Section 8 shall survive the termination of the Participant’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding upon the Participant and all persons claiming through the Participant.
9.    Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered mail to Wintrust Financial Corporation, 9700 West Higgins Road, Rosemont, IL 60018, Attn: General Counsel, or at such other address designated by the Company. All notices to the Participant or other person or persons then entitled to exercise the Option shall be delivered to the Participant or such other person or persons at the Participant’s address as it then appears on the Company’s records.
10.    Administration. Any dispute or disagreement which shall arise under, as a result of, or in any way shall relate to the interpretation or construction or this Agreement shall be determined by the Committee or by the Board of Directors of the Company (or any successor corporation), and any such determination shall be final, binding and conclusive for all purposes.
11.    Governing Law. This agreement shall be governed by laws of the State of Illinois and shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Participant and the Participant’s heirs, executors, administrators and successors.

Wintrust Financial Corporation by:

Edward J. Wehmer, President and Chief Executive Officer	Date

Participant:

«First_Name» «Last_Name»	Date

Attest

David A. Dykstra	Date